Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Press Release

Jack in the Box Inc. Names Dawn Hooper as its Chief Financial Officer

Dawn Hooper had served as interim principal financial officer since October 2024

SAN DIEGO, Calif. May 28, 2025 – Jack in the Box Inc. (NASDAQ: JACK) and its Board of Directors announced Dawn Hooper as the chief financial officer for Jack in the Box, effective immediately.
Hooper, a Jack in the Box veteran of 25 years, previously served as interim principal financial officer for Jack in the Box from August 2020 to January 2021, from February 2023 to August 2023, and from October 2024 to present, and most recently held the role of senior vice president, controller since December 2022. She has been with the Company since October 2000 and throughout her tenure, has held key leadership roles within Jack in the Box’s finance organization, including assistant controller, vice president of financial reporting and senior manager of corporate accounting.
“Dawn brings deep financial expertise, institutional knowledge, and proven leadership to the CFO role,” said Lance Tucker, Jack in the Box Chief Executive Officer. “I’ve had the privilege of working with her throughout my tenure at the Company, including during my time as CFO from 2018 to 2020, when her guidance and partnership were invaluable. She has been instrumental in supporting the company through periods of transformation, and the Board and I have full confidence in her ability to lead our finance organization as we execute on our JACK on Track plan and beyond.”
“Having been part of this company’s evolution over the past 25 years, I am honored to step into this role as CFO at such a pivotal time for Jack in the Box and continue contributing to a Company I care deeply about,” said Hooper. “With strong fundamentals already in place, my

Exhibit 99.1
focus will be on improving long-term financial performance, streamlining our business model, and positioning the company for sustainable growth in the years ahead.”
Prior to joining the Company, she began her career with KPMG LLP where she worked from September 1993 to September 2000. She has more than 30 years of experience in accounting and finance. Hooper received her bachelor’s degree in accounting from University of San Diego from the Knauss School of Business.

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,180 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 590 restaurants across 17 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.